Exhibit 5.1

SPECTRA ENERGY CORP

5400 Westheimer Court

Houston, Texas 77056

January 17, 2007

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Group Executive, General Counsel and Secretary of Spectra Energy Corp, a Delaware corporation (the “Company”). This opinion is being rendered solely in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 5,474,920 shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”). As set forth in the Registration Statement, each issued and outstanding Spectra Energy exchangeable share (the “Exchangeable Shares”) of Duke Energy Canada Exchangeco Inc. (“Exchangeco”), is exchangeable for one share of Common Stock and one share of Common Stock will be issued upon a redemption or retraction of each Exchangeable Share in accordance with the share terms of the Exchangeable Shares, the Support Agreement, dated January 2, 2007, by and among the Company, Duke Canada Call Co., Duke Energy Corporation, and Exchangeco, the Voting and Exchange Trust Agreement, dated January 2, 2007, by and among the Company, Exchangeco and Computershare Trust Company of Canada, and the Plan of Arrangement, approved by the Supreme Court of British Columbia by final order dated December 15, 2006 (collectively the “Exchangeable Shares Documents”).

This opinion is being furnished pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the General Rules and Regulations under the Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies of the

(i)	the Registration Statement;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;

(iii)	the Amended and Restated By-Laws of the Company, as amended to date and currently in effect;

(iv)	the Exchangeable Shares Documents; and

(v)	certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Common Stock to be issued upon exchange of shares of Exchangeco (including the exhibits thereto).

I or attorneys under my supervision (with whom I have consulted have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth below.

I am familiar with the corporate proceedings taken by the Company in connection with the authorization of the Exchangeable Shares Documents and have made such other examinations of law and fact as I considered necessary in order to form a basis for the opinion hereafter expressed.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the bar in the State of Colorado and I do not express any opinion with respect to the laws of any other jurisdiction other than the State of Delaware. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act and (ii) the Exchangeable Shares are exchanged for a like number of shares of Common Stock upon a redemption or retraction of such Exchangeable Shares in accordance with the Exchangeable Shares Documents, the issuance of such shares of Common Stock will have been duly authorized, and such shares of Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Group Executive, General Counsel and Secretary

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